Exhibit 14

THE STILWELL GROUP

262 CALLE DEL SANTO CRISTO

SEGUNDO PISO

SAN JUAN, PUERTO RICO 00901

(787) 985-2194

INFO@STILWELLGROUP.COM

April 4, 2022

Dear Fellow PFBX Owner,

Outside blood is needed on our board because the current directors act like handmaidens to the Swetman family.

Our Bank generated only 29 cents of economic earnings last year on a book value of $19.45—despite it being a great year for community banks.  What would you do if your manager delivered such troubling performance?? Not what PFBX’s directors did: they awarded Chevis Swetman a bonus of $73,000 on top of greater than a quarter million-dollar salary!

We’ve invested in hundreds of community banks over many years and worked to maximize value at scores of them.  Only infrequently have we seen such a poorly performing manager (and his family) so protected by his board. When we first tried to gain a single seat on the board, the directors changed decades of procedure, moving from cumulative to non-cumulative voting, maximizing the Swetman family’s voting power. Next, they implemented a 50-mile residency radius bylaw to hinder outsiders from challenging them. They really don’t want anyone else in what they apparently believe to be their clubhouse.

What we, and an outside board member elected by you, will demand is that management be at least average. Is that too much to demand of the Swetmans? Apparently, it’s beyond the ability of the current directors to hold that minimal standard.

Whoever heard of paying a $73,000 bonus to a CEO who performs so inadequately?

Vote the GREEN proxy card for accountability.

Sincerely,

Megan Parisi
MParisi@StilwellGroup.com
(917) 881-8076

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card,

or need additional copies of our proxy materials, please contact us or Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 305-0856 (Toll-Free)

Email: info@okapipartners.com